EXHIBIT 21

CROWN FINANCIAL HOLDINGS, INC.

LIST OF SUBSIDIARIES

1)	Crown Financial Group, Inc. (wholly owned and organized under the laws of the state of New Jersey)

2)	Crown Financial International Limited (wholly owned and organized under the laws of England and Wales)